                             MEMORANDUM OF AGREEMENT

         This Memorandum of Agreement is entered into as of the effective date on Exhibit "A", between AIM Counselor Series Trust and AIM Special Opportunities Funds (each a "Trust" or, collectively, the "Trusts"), on behalf of the funds listed on Exhibit "A" to this Memorandum of Agreement (the "Funds"), and A I M Advisors, Inc. ("AIM"). AIM shall and hereby agrees to waive fees or reimburse expenses of the Funds, on behalf of its respective classes as applicable, severally and not jointly, as indicated in Exhibit "A".

         For and in consideration of the mutual terms and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trusts and AIM agree as follows:

         The Trusts and AIM agree until the date set forth on the attached Exhibit "A" (the "Expiration Date") that AIM will waive its advisory fees as described on Exhibit "A". The Board of Trustees and AIM may terminate or modify this Memorandum of Agreement prior to the Expiration Date only by mutual written consent. AIM will not have any right to reimbursement of any amount so waived.

         The Trusts and AIM agree to review the then-current waivers for each of the Funds listed on Exhibit "A" on a date prior to the Expiration Date to determine whether such waivers should be amended, continued or terminated. The waivers will expire upon the Expiration Date unless the Trusts and AIM have agreed to continue them. Exhibit "A" will be amended to reflect any such agreement.

         It is expressly agreed that the obligations of each Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trusts personally, but shall only bind the assets and property of the Funds, as provided in each Trust's Agreement and Declaration of Trust. The execution and delivery of this Memorandum of Agreement have been authorized by the Trustees of the Trusts, and this Memorandum of Agreement has been executed and delivered by an authorized officer of the Trusts acting as such; neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Funds, as provided in each Trust's Agreement and Declaration of Trust.

         IN WITNESS WHEREOF, each of the Trusts and AIM have entered into this Memorandum of Agreement as of the date first above written.

                                               AIM COUNSELOR SERIES TRUST
                                               AIM SPECIAL OPPORTUNITIES FUNDS
                                               on behalf of the Funds listed in
                                               Exhibit "A" to this Memorandum of
                                               Agreement


                                               By: /s/ Robert H. Graham
                                                   -----------------------------

                                               Title: President
                                                      --------------------------

                                               A I M Advisors, Inc.

                                               By: /s/ Mark H. Williamson
                                                   -----------------------------

                                               Title: President
                                                      --------------------------


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


                                   EXHIBIT "A"

                         AIM SPECIAL OPPORTUNITIES FUNDS
                           AIM COUNSELOR SERIES TRUST


             FUND                                      WAIVER                       EFFECTIVE DATE          EXPIRATION DATE
----------------------------------     -----------------------------------------    ---------------         ---------------
AIM Advantage Health Sciences Fund     AIM has agreed to waive advisory fees to      July 1, 2005           June 30, 2006
                                       the extent necessary so that advisory
                                       fees AIM receives do not exceed an
AIM Opportunities II Fund              annual base management fee of 1.25% of       January 1, 2005         June 30, 2006
                                       the Fund's average daily net assets,
                                       subject to a maximum performance
AIM Opportunities III Fund             adjustment upward or downward of 0.75%       January 1, 2005         June 30, 2006
       All Classes                     annually. As a result, AIM may receive a
                                       management net fee that ranges from
                                       0.50% to 2.00% of average daily net
                                       assets, based on the Fund's performance.


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